Exhibit 3.4

LIMITED LIABILITY COMPANY AGREEMENT

OF

TRANSMONTAIGNE PARTNERS LLC

This Limited Liability Company Agreement of TransMontaigne Partners LLC, a Delaware limited liability company (the “Company”), is made and entered into as of February 26, 2019, by TLP Finance Holdings, LLC, a Delaware limited liability company, in its capacity as the sole and managing member of the Company (any Person serving in such capacity, the “Managing Member”).

W I T N E S S E T H:

WHEREAS, the Company was formed as a limited liability company on February 26, 2019, when TransMontaigne Partners, L.P., a predecessor of the Company (the “Partnership”), converted from a Delaware limited partnership to a limited liability company (the “Conversion”), pursuant to a Certificate of Conversion and a Certificate of Formation (the “Certificate”) filed with the Secretary of State of the State of Delaware on February 26, 2019 and effective as of February 26, 2019, in accordance with the provisions of the Delaware Limited Liability Company Act (Title 6 of the Delaware Code, Section 18-101, et seq.) (and any successor statute, as amended from time to time, the “Act”);

WHEREAS, as of the date hereof, TransMontaigne GP L.L.C., a Delaware company and the general partner of the Partnership, will be merged with and into the Company, with the Company surviving the merger;

WHEREAS, pursuant to the Conversion, all of the issued and outstanding common units of the Partnership converted into membership interests of the Company, and the Managing Member, who held all of the issued and outstanding interests of the Partnership now holds all of the membership interests of the Company and is the sole member of the Company; and

WHEREAS, the Managing Member desires to set forth herein its statements regarding the manner in which such limited liability company shall be governed and operated.

NOW, THEREFORE, the undersigned, intending to be legally bound hereby, certifies and covenants the following:

ARTICLE I.

DEFINITIONS AND INTERPRETATION

1.1                               Definitions. The following terms have the definitions hereinafter indicated whenever used in this Agreement with initial capital letters.

“Act” has the meaning set forth in the recitals of this Agreement.

“Agreement” means this Limited Liability Company Agreement, as amended from time to time in accordance with its terms and the applicable provisions of the Act.

“Available Cash” means, with respect to any Quarter ending prior to the dissolution of the Company pursuant to Article IX:

(a) the sum of (i) all cash and cash equivalents of the Company Group on hand at the end of such Quarter, and (ii) if the Managing Member so determines, all or any portion of any additional cash or cash equivalents of the Company Group on hand on the date of determination of Available Cash with respect to such Quarter; less

(b) the amount of any cash reserves established by the Managing Member to (i) provide for the proper conduct of the business of the Company Group (including reserves for future capital expenditures and for anticipated future credit needs of the Company Group) subsequent to such Quarter and (ii) comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which any Person of the Company Group is a party or by which it is bound or its assets are subject.

Notwithstanding the foregoing, “Available Cash” with respect to the Quarter in which the dissolution of the Company occurs pursuant to Article IX and any subsequent Quarter shall equal zero.

“Certificate” has the meaning set forth in the recitals of this Agreement.

“Claim” has the meaning set forth in Section 7.4.

“Company” has the meaning set forth in the preamble of this Agreement.

“Company Group” means the Company and its Subsidiaries treated as a single consolidated entity.

“Covered Person” has the meaning set forth in Section 7.1.

“Liquidating Trustee” means the Managing Member or such other Person appointed by the Managing Member to serve as the liquidating trustee of the Company.

“Losses” has the meaning set forth in Section 7.4.

“Managing Member” has the meaning set forth in the preamble of this Agreement.

“Membership Interest” means the limited liability company interest in the Company having all rights and obligations (economic and otherwise) to which a holder thereof may be entitled pursuant to this Agreement and the Act.

“Person” means any natural person, corporation, limited partnership, general partnership, limited liability company, joint stock company, joint venture, association, company, estate, trust, or other organization or entity, whether or not a legal entity, custodian, trustee-executor, administrator, nominee or entity in a representative capacity, or any government or agency or political subdivision thereof.

“Quarter” means, unless the context requires otherwise, a fiscal quarter of the Company, or, with respect to the first fiscal quarter of the Company after the date hereof, the portion of such fiscal quarter after the date hereof.

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

1.2                               Construction. Whenever the singular number is used in this Agreement and when required by the context, the same shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa.

1.3                               Headings. The headings in this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Agreement or any provision hereof.

1.4                               Conflicts. In the event of a direct conflict between the provisions of this Agreement and the mandatory provisions of the Act or any provision of the Certificate, the Act and the Certificate, in that order of priority, shall control.

ARTICLE II.

ORGANIZATIONAL MATTERS

2.1                               Name. The name of the Company is “TransMontaigne Partners LLC”.

2.2                               Principal Place of Business. The principal place of business of the Company shall be 1670 Broadway, Suite 3100, Denver, Colorado, 80202, or such other place as the Managing Member may from time to time designate.

2.3                               Registered Office and Registered Agent. The initial registered agent of the Company is COGENCY GLOBAL INC. and the initial registered office of the Company shall be at 850 New Burton Road, Suite 201, Dover, Delaware, 19904. The Managing Member may change the registered office and registered agent from time to time by filing the address of the new registered office and/or the name of the new registered agent with the Secretary of State of the State of Delaware pursuant to the Act.

2.4                               Term. The term of the Company commenced upon the effectiveness of the Certificate with the Secretary of State of the State of Delaware, and shall continue indefinitely, unless earlier dissolved in accordance with Section 9.1.

2.5                               Tax Status. Until such time that additional members are admitted to the Company in accordance with Section 4.2, the Managing Member intends that the Company shall be treated as a disregarded entity for all federal and state income tax purposes, rather than an association taxable as a corporation. All provisions of this Agreement are to be construed so as to preserve the Company’s tax status as a disregarded entity.

ARTICLE III.

BUSINESS OF COMPANY

The business of the Company shall be to engage in any lawful act or activities for which limited liability companies may be formed pursuant to the Act and any lawful act or activity necessary, appropriate or advisable therefor or incidental thereto.

ARTICLE IV.

MEMBERS AND CAPITAL CONTRIBUTIONS

4.1                               Member. The name and address of the Managing Member is TLP Finance Holdings, LLC, c/o ArcLight Capital Partners, LLC, 200 Clarendon Street, 55th Floor, Boston MA 02116. The Managing Member owns 100% of the Membership Interest, and there are no other members of the Company.

4.2                               Additional Members. One or more additional members may be admitted to the Company with the consent of the Managing Member. Concurrently with the admission of any such additional members to the Company, the Managing Member shall amend this Agreement to make such changes as the Managing Member shall determine to reflect the fact that the Company shall have such additional members. Each additional member shall execute and deliver a joinder or counterpart to this Agreement (as amended in accordance with the immediately preceding sentence), as necessary, appropriate or advisable.

4.3                               Member’s Capital Contributions. The Managing Member shall make capital contributions (in cash or in kind) at such times and in such amounts as determined by the Managing Member. The capital contributions of the Managing Member shall be reflected in the books and records of the Company.

4.4                               Certificates. Unless otherwise determined by the Managing Member, the Company shall not issue any certificates to evidence ownership of the Membership Interest (or any portion thereof).

4.5                               Withdrawal of the Managing Member. The Managing Member shall be entitled to voluntarily withdraw from the Company. Upon such withdrawal, if no other member of the Company exists, then the Company shall dissolve in accordance with the provisions of Article IX.

ARTICLE V.

DISTRIBUTIONS

5.1                               Distributions. Subject to the applicable provisions of any loan or similar agreements to which the Company may be a party from time to time, and except as prohibited by applicable law (including the Act), each distribution of cash or other assets of the Company shall be made to the Managing Member at such times and in such amounts as determined by the Managing Member; provided, that such distributions of cash shall only be made from Available Cash. Notwithstanding this Section 5.1, upon dissolution of the Company provided in Section 9.1, all distributions occurring thereafter shall be made in accordance with Section 9.3.

ARTICLE VI.

MANAGEMENT

6.1                               Management. The business and affairs of the Company shall be managed by the Managing Member. The Managing Member shall have complete authority, power and discretion to manage and control the business, affairs and assets of the Company, to make all decisions with respect thereto and to perform or undertake any and all other acts or activities necessary, appropriate or advisable for, or incidental to, the management or control of the business, affairs or assets of the Company, including delegating any of its authority to any Officer (as defined below) pursuant to and in accordance with Section 6.2, and to do any and all other acts and things necessary, appropriate or advisable to effectuate the purposes of this Agreement. The Managing Member shall be deemed a “manager” within the meaning of the Act. Any action taken by the Managing Member shall constitute the act of and serve to bind the Company. Persons dealing with the Company are entitled to rely conclusively on the power and authority of the Managing Member as set forth in this Agreement.

6.2                               Officers.

(a)                                 The Managing Member may, from time to time, designate one or more officers to act for and on behalf of the Company with such authority as may be delegated to such officers by the Managing Member (each such designated individual, an “Officer”), each of whom shall serve as an Officer until his or her death, resignation, removal or disqualification or until his or her replacement is designated in accordance with clause (e) of this Section 6.2. The Officers may consist of a President, one or more Vice-Presidents, a Secretary, one or more Assistant Secretaries, a Treasurer and one or more Assistant Treasurers and any other titles as may be designated by the Managing Member. Any number of offices may be held by the same individual.

(b)                                 The initial Officers, and their respective titles, as of the date hereof, are set forth on Exhibit A. The Managing Member may appoint such additional Officers as may be necessary, appropriate or advisable for the business of the Company, each of whom shall hold office for such period, have such authority and perform such duties as are provided in this Agreement or as the Managing Member may from time to time determine.

(c)                                  Any action taken by an Officer designated by the Managing Member pursuant to authority delegated to such Officer shall constitute the act of and serve to bind the Company. The

Managing Member hereby authorizes Officers to bind the Company and enter into agreements for and on behalf of the Company. Persons dealing with the Company are entitled to rely conclusively on the power and authority of any Officer designated in accordance with this Agreement and any written instrument executed by the Managing Member designating such Officer and/or delegating authority to such Officer.

(d)                                 Any Officer may be removed at any time, with or without cause, by the Managing Member. Any Officer may resign at any time by giving written notice to the Managing Member. Any resignation shall take effect upon receipt of such notice or at such later time as may be specified therein, and the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Company under any contract to which the Officer is a party.

(e)                                  A vacancy in any office of the Company because of death, resignation, removal or disqualification or other cause shall be filled by the Managing Member.

6.3                               Other Agents. Unless expressly authorized to do so by this Agreement or the Managing Member, no attorney-in-fact, employee or other agent of the Company shall have any power or authority to bind the Company in any way, including to pledge its credit or assume any liability or undertake any other obligation for any purpose.

6.4                               No Exclusive Duty to Company. The Managing Member and each Officer shall not be required to tend to the business and affairs of the Company as such Person’s sole and exclusive function. The Managing Member and any Officer may have other business interests and may engage in other activities in addition to those relating to the Company. The Company shall not have any right, by virtue of this Agreement, to share or participate in investments or activities of the Managing Member or Officer or to the income or proceeds derived therefrom (unless such investments or activities are conducted in such Person’s capacity as a member or manager of the Company or an Officer).

6.5                               Bank Accounts. The Managing Member or any Officer may from time to time open bank accounts in the name of the Company.

6.6                               Expenses. The Managing Member shall be reimbursed for all direct out-of-pocket costs incurred in connection with the formation of the Company and all other reasonable expenses incurred for or on behalf of the Company.

ARTICLE VII.

LIMITATIONS ON LIABILITY AND INDEMNITY

7.1                               Limitation on Liability. To the fullest extent permitted by applicable law (including the Act), none of the Managing Member (in each of its capacities as a member and a manager of the Company), any officer, director, manager, shareholder, partner, member, affiliate, controlling Person, employee, agent or other representative of the Managing Member (or any affiliate of the foregoing), or any Officer, employee, agent or other representative of the Company (any such Person, a “Covered Person”) shall be liable in any way to the Company or the Managing Member for any act or omission taken or omitted pursuant to this Agreement or in good faith reliance on the provisions of this Agreement unless such act or omission was taken or omitted fraudulently or constituted gross negligence or willful misconduct.

7.2                               Duties. This Agreement is not intended to, and does not, create or impose any fiduciary duty on any Covered Person, and the Managing Member hereby waives any and all fiduciary duties that, absent such waiver, may be implied by applicable law, and in doing so, acknowledges and agrees that the duties and obligation of each Covered Person to each other and to the Company are only as expressly set forth in this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the Managing Member to replace such other duties and liabilities of such Covered Person. Without limiting the foregoing, whenever in this Agreement the Managing Member (in each of its capacities as a member and a manager of the Company) is permitted or required to make a decision or determination, the Managing Member shall be entitled to consider only such interests and factors as it desires, including its own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Company or any other Person.

7.3                               No Liability for Company Obligations. Except as otherwise required by the Act, the debts, obligations, and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Managing Member (in each of its capacities as a member and a manager of the Company) shall have no personal liability for any such debts obligations, or liabilities of the Company solely by reason of being a member of the Company or participating in the management of the Company.

7.4                               Indemnification. To the fullest extent permitted by applicable law (including the Act), each of Covered Person shall be indemnified and held harmless by the Company from and against any and all losses, damages, judgments, liabilities, obligations, fines, penalties, deficiencies, settlements and reasonable costs and expenses (including attorneys’ fees) (“Losses”) arising from any and all litigations, claims, demands, actions, suits, challenges, inquiries, arbitrations, mediations or other proceedings, whether civil, criminal, administrative, investigative, arbitral or appellate, in law or at equity (each a “Claim”), in which such Covered Person may be involved, or threatened to be involved, as a party or otherwise, as a result of any act or omission in connection with the Company’s business (in furtherance of its interest in the Company, any transaction, any investment or otherwise arising out of or in connection with the affairs of the Company), regardless of whether such Covered Person is or continues to be a member, manager, Officer, employee or agent of the Company at the time that such Losses are paid or incurred, unless the act or omission giving rise to the Company’s indemnification obligation hereunder was taken or omitted fraudulently or constituted gross negligence or willful misconduct; provided; however, that any indemnification under this Section 7.4 shall be provided out of and to the extent of the Company assets only and shall not result in any liability of the Managing Member in excess of its total capital contributions, nor result in any liability of the Managing Member to any third party. Notwithstanding anything in this Article VII to the contrary, the Company shall have no indemnification obligation to any Covered Person with respect to any Claim initiated or brought voluntarily by such Covered Person and not by way of defense.

7.5                               Insurance; Expense Advancement. The Managing Member may, but shall not be obligated to, cause the Company to purchase and maintain insurance for and on behalf of the Managing Member and Officers and such other Persons as the Managing Member may determine against any liability that may be asserted against any such Person or expense that may be incurred by any such Person in connection with the Company’s activities. The Company may, as determined by the Managing Member, advance expenses to the extent reasonably incurred by any Covered Person in defending any Claim with respect to which such Covered Person may be entitled to indemnification hereunder upon receipt of an undertaking by or on behalf of such Covered Person to repay such expenses if it is ultimately determined that such Covered Person is not entitled to indemnification hereunder.

7.6                               Priority. Each Covered Person may have certain rights to indemnification or advancement of expenses provided by or on behalf of the Managing Member or its affiliates (collectively, the “Member Indemnitors”). Notwithstanding anything to the contrary in this Agreement, to the fullest extent permitted by applicable law: (a) the Company shall be the indemnitor of first resort (i.e., the Company’s obligations to each Covered Person are primary and any obligation of the Member Indemnitors to provide indemnification or advancement of expenses for the same Losses incurred by each Covered Person are secondary), (b) the Company shall advance the full amount of expenses incurred by each Covered Person and shall be liable for the full amount of Losses to the extent legally permitted and as required by this Agreement, without regard to any rights each Covered Person may have against the Member Indemnitors, and (c) the Company and the Managing Member irrevocably waive, relinquish and release the Member Indemnitors from any and all claims against the Member Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. Notwithstanding anything herein to the contrary, to the fullest extent permitted by applicable law, no advancement or payment by the Member Indemnitors for or on behalf of any Covered Person with respect to any Claim for which such Covered Person has sought indemnification or advancement of expenses from the Company will affect the foregoing and the Member Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Covered Person against the Company. The Member Indemnitors are express intended third party beneficiaries of the terms of this Section 7.6.

ARTICLE VIII.

TRANSFERABILITY

8.1                               Transfers Generally. The Managing Member may transfer (including by sale, encumbrance, assignment or other disposition) all of its Membership Interest (or any portion thereof) with the prior written consent of the Company. A transferee of such Membership Interest (or such portion thereof) shall be admitted to the Company as a member effective upon the later of (a) the due execution of a joinder or counterpart to this Agreement (as amended in accordance with Section 4.2) and (b) the transfer of such Membership Interest (or such portion thereof) to such transferee.

8.2                               Transfer of the Entire Membership Interest. Upon a transfer by the Managing Member of all (but not any portion) of its Membership Interest and following the admission of the transferee to the Company in accordance herewith, such transferring Managing Member shall cease to be the Managing Member, and the transferee shall become the Managing Member and have all rights and obligations of the Managing Member set forth herein.

ARTICLE IX.

DISSOLUTION AND TERMINATION

9.1                               Dissolution. The Company shall be dissolved upon the occurrence of any of the following events:

(a)                                 pursuant to any requirement of the Act; or

(b)                                 by the written statement of the Managing Member.

9.2                               Effect of Dissolution. Upon dissolution, the Company shall cease to carry on its business, except as permitted by the Act.

9.3                               Winding Up, Liquidation and Distribution of Assets.

(a)                                 Upon dissolution of the Company, no further business shall be conducted except for the taking of such action as shall be necessary for the winding up of the affairs of the Company in an orderly manner (including the distribution of its assets to the Managing Member) pursuant to the provisions of this Section 9.3 and the Act. The Managing Member shall act as the Liquidating Trustee, or, if the Managing Member is unable to act as Liquidating Trustee, the Managing Member shall appoint a Liquidating Trustee. The Liquidating Trustee shall have full authority to wind up the affairs of the Company and to make distributions as provided herein.

(b)                                 Upon dissolution of the Company, the Liquidating Trustee shall either sell the assets of the Company at the best price available, or the Liquidating Trustee may distribute to the Managing Member all or any portion of the Company’s assets in kind.

(c)                                  All assets of the Company shall be applied and distributed by the Liquidating Trustee in the following order:

(i)                                     first, to the creditors of the Company, to the extent otherwise permitted by applicable law, in satisfaction of liabilities of the Company (whether by payment or the making of reasonable provision for payment thereof);

(ii)                                  second, to setting up the reserves that the Liquidating Trustee may deem reasonably necessary, appropriate or advisable for contingent or unforeseen liabilities or obligations of the Company; and

(iii)                               third, to the Managing Member.

9.4                               Certificate of Cancellation. Upon completion of the winding up of the affairs of the Company, the Managing Member shall file a duly executed certificate of cancellation with the Secretary of State of the State of Delaware in accordance with the Act.

ARTICLE X.

MISCELLANEOUS PROVISIONS

10.1                        Application of Delaware Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of Delaware.

10.2                        Amendments. Any amendment to this Agreement shall be made in a writing signed by the Managing Member.

10.3                        Severability. If any provision of this Agreement or the application thereof to any circumstance shall be invalid, illegal or unenforceable to any extent, the remainder of this Agreement and the application thereof shall not be affected and shall be enforceable to the fullest extent permitted by applicable law.

10.4                        Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company.

[Signature page follows.]

IN WITNESS WHEREOF, the Managing Member has  executed this Agreement as of the date first written above.

TLP FINANCE HOLDINGS, LLC

By:	/s/ Daniel R. Revers
Name:	Daniel R. Revers
Title:

[Signature Page to Limited Liability Company Agreement]

Officers

Name	Office
Frederick W. Boutin	Chief Executive Officer
Mark S. Huff	President
James F. Dugan	Executive Vice President, Chief Operating Officer
Robert T. Fuller	Executive Vice President, Chief Financial Officer & Treasurer
Michael A. Hammell	Executive Vice President, General Counsel & Secretary
Shawn L. Mongold	Senior Vice President
Lisa M. Kearney	Vice President, Chief Accounting Officer
Dudley Tarlton	Vice President
Edward J. Luebke	Vice President
Matthew B. White	Vice President, Assistant Secretary
Derek Welch	Vice President
Steve McNelly	Vice President
Robert Clark	Vice President, Tax